China Premium Lifestyle Names HLB Hodgson Impey Cheng as Auditors

Hong Kong (February 26, 2007) - China Premium Lifestyle Enterprise, Inc. (OTCBB:CPMM) today announced it has named HLB Hodgson Impey Cheng as the company’s auditors, effective February 26, 2007. They replace the company’s previous auditing firm, Clancy and Co., P.L.L.C., in a planned change of accountants as China Premium Lifestyle continues to strengthen the company.

Richard Lee, Chairman and CEO of China Premium Lifestyle said, “HLB Hodgson Impey Cheng is a firm that is distinguished in Hong Kong and it has a well established clients portfolio which includes listed companies in Hong Kong as well as the U.S. and other countries. We believe their full range of services will be important as we grow and expand our business.”

HLB Hodgson Impey Cheng is a well-established firm of accountants and business advisers in Hong Kong. The present company was formed in 1983, but it has a history of over 50 years. Although HLB Hodgson Impey Cheng is established as Chartered Accountants and Certified Public Accountants, it today encompasses everything from general business consultancy, M&A, taxation, fraud prevention, company formation and management to regulatory compliance. The firm is also registered by the Public Accounting Oversight Review Board.

China Premium Lifestyle Enterprise, through its 49%-owned entity, has established itself as a leading Ferrari and Maserati distributor and dealer in Hong Kong and China, respectively, having been affiliated with Ferrari and Maserati since 1992 and 1994 respectively. The company is expanding its offerings to include other luxury goods from around the world, which it markets to its already established base of wealthy Chinese individuals.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). Any forward-looking statements speak only as of the date made. Statements made in this release that are not purely historical are forward-looking statements, beliefs, plans, expectations or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, risks associated with a startup company, risks associated with international transactions, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Investors should independently investigate and fully understand all risks before making investment decisions.

Contact: Beverly Jedynak, Martin E. Janis & Co., 312-943-1100 ext. 12, bjedynak@janispr.com